As filed with the Securities and Exchange Commission on September 15, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1993

ING GROEP N.V.

(Exact Name of Registrant as Specified in Its Charter)

ING GROEP N.V.

(Translation of Registrant’s Name into English)

The Netherlands	1-14642	Not Applicable
(State or other jurisdiction of incorporation	(Commission File No.)	(IRS Employer Identification No.)
or organization)

Amstelveenseweg 500,

1081 KL Amsterdam

P.O. Box 810

1000 AV Amsterdam

The Netherlands

(Address of Principal Executive Offices)

ING 401(k) Plan for ILIAC Agents

(Address of Principal Executive Offices)

B. Scott Burton

Senior Vice-President

ING North America Insurance Corporation

5780 Powers Ferry Road, NW

Atlanta, Georgia 30327-4390

(770) 980-5662

(Name, address and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares with a nominal value of 0.24 euros (EUR 0.24) each of ING Groep NV (1)	500,000	$41.76 (3)	$20,880,331 (3)	$2,234.16
Interests in the ING 401(k) Plan for ILIAC Agents	(4)	N/A (5)	N/A (5)	N/A (5)
Bearer Depositary Receipts	(4)	(4)	(4)	(4)

(1)

A separate registration statement on Form F-6 (Registration No. 333-113697) has been filed with respect to the American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts. Each ADS represents one Bearer Depositary Receipt issued by Stichting ING Aandelen with respect to Ordinary Shares with a nominal value of 0.24 euros (EUR 0.24) each of ING Groep N.V.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the ING 401(k) Plan for ILIAC Agents for any future stock split, stock dividend or similar adjustment of the outstanding Ordinary Shares and Bearer Depositary Receipts of the Registrant.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of Bearer Depositary Receipts on the Euro Amsterdam Stock Market on September 11, 2006, within five business days prior to filing, which was 32.885 euros (EUR 32.885). Such euro price was converted to U.S. dollars at U.S.$1.2699 = EUR 1, the approximate exchange rate prevailing on September 11, 2006.

(4)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration also covers an indeterminate amount of plan interests to be offered or sold pursuant to the employee benefit plan described herein.

(5)

Pursuant to Rule 457(h)(2) under the Securities Act of 1993, where a registration statement registers securities of the registrant and also registers interests in a plan, no separate fee is required with respect to such plan interests.

(6)	Includes a like amount of Bearer Depositary Receipts. Pursuant to Rule 457(i), no additional fee is required in connection with the Bearer Depositary Receipts.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Incorporation of Documents by Reference

The Registrant incorporates herein by reference the Registration Statement on Form S-8 (File No. 333-14254), which was filed by the Registrant with the Securities and Exchange Commission on December 31, 2001.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has dully caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on this 15th day of September, 2006.

ING GROEP N. V.
By:	/s/ C. Maas
Name:	C. Maas
Title:	Vice Chairman of the Executive Board and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints B. Scott Burton, his or her true and lawful attorney-in-fact with full power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Commission, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Executive Board or officer of the Registrant, this registration Statement, any and all amendments (including post-effective amendments) to this Registration Statement and any other documents filed with the Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Michel J. Tilmant	Chairman of Executive Board and Chief Executive Officer (Principal Executive Officer)	September 15, 2006
Michel J. Tilmant

/s/ Cees Maas	Vice Chairman of Executive Board and Chief Financial Officer (Principal Executive Officer)	September 15, 2006
Cees Maas

/s/ Eric Boyer de la Giroday	Member of Executive Board	September 15, 2006
Eric Boyer de la Giroday

/s/ Dick Harryvan	Member of Executive Board	September 15, 2006
Dick Harryvan

/s/ Eli Leenaars	Member of Executive Board	September 15, 2006
Eli Leenaars

/s/ Thomas J. McInerney	Member of Executive Board	September 15, 2006
Tom McInerney

Signature	Title	Date
/s/ Hans van der Noordaa	Member of Executive Board	September 15, 2006
Hans van der Noordaa

/s/ Jacques de Vaucleroy	Member of Executive Board	September 15, 2006
Jacques de Vaucleroy

/s/ J. H. van Barneveld	Principal Accounting Officer	September 15, 2006
J. H. van Barneveld

S-1

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 15th day of September, 2006.

ING 401(k) PLAN FOR ILIAC AGENTS
By:	ING U.S. Pension Committee
	By:	/s/ Darryl Harris
	Name:	Darryl Harris
	Title:	Chairman

S-2

Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of ING Groep N.V. in the United States, in the City of Atlanta, State of Georgia, on this 15th day of September, 2006.

ING NORTH AMERICA INSURANCE CORPORATION
By:	/s/ B. Scott Burton
Name:	B. Scott Burton
Title:	Authorized Signatory

S-1

EXHIBIT INDEX

Exhibit

Number

4.1

Form of Deposit Agreement among ING Groep N.V., Stichting ING Aandelen, as trustee, JP Morgan Chase Bank, as depositary, and the holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference from the Registrant’s Registration Statement on Form F-6 (File No. 333-113697), filed by the Registrant on March 17, 2004.)

23.1	Consent of Ernst & Young Reviseurs d’Enterprises S.C.C.

23.2	Consent of KPMG Accountants N.V.

24.1	Power of Attorney (included in the signature page)